Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2020 Results

El Dorado, Arkansas, February 3, 2021 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced preliminary financial results for the three and twelve months ended December 31, 2020.
Key Highlights:
•Net income was $61.0 million, or $2.16 per diluted share, in Q4 2020 compared to net income of $47.6 million, or $1.54 per diluted share, in Q4 2019. This increase in net income was primarily due to higher total fuel and merchandise contributions. For the year 2020, net income was $386.1 million, or $13.08 per diluted share, compared to 2019 net income of $154.8 million, or $4.86 per diluted share.

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2020 was 19.8 cpg compared to 17.1 cpg in Q4 2019. For the year, total fuel contribution was 25.2 cpg in 2020 compared to 16.1 cpg in 2019.

•Total retail gallons decreased 5.5% for the network during Q4 2020 and volumes on a same store sales ("SSS") basis decreased 6.7%, while for the year, retail gallons decreased 10.8% to 3.9 billion gallons and decreased 12.3% on a SSS basis.

•Merchandise contribution dollars grew 9.7% during Q4 2020 to $115.4 million. For the full year, merchandise contribution dollars were up 9.5% to $459.4 million on average unit margins of 15.6%.

•During Q4 2020, 15 new stores opened and 20 raze-and-rebuild sites re-opened. For the year, 24 new stores were opened and 33 raze-and-rebuild locations re-opened while 10 stores were sold or closed. The year-end store count was 1,503.

•Paid the initial quarterly dividend, announced in October 2020, of $0.25 per share on December 1, 2020, for a total of approximately $7.0 million.

•Common shares repurchased during Q4 2020 were 1.3 million for $169.1 million at an average price of $128.17 per share. For the year, 3.3 million shares were repurchased for $399.6 million at an average of $119.70 per share.

•Announced the agreement to acquire Quick Chek Corporation ("QuickChek"), in an all-cash transaction for approximately $645 million before working capital adjustments and other items. The transaction closed on January 29, 2021.

"After an unprecedented year that showcased both the agility and resiliency of our business, we are excited to turn the page and continue executing against our strategic agenda in 2021," said President and CEO Andrew Clyde.  "The momentum of our existing network, complemented by the new and distinctive capabilities of QuickChek, highlight the potential of the combined business as we take the next steps to create long-term value for shareholders."

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2020	2019	2020	2019
Net income ($ Millions)	$61.0	$47.6	$386.1	$154.8
Earnings per share (diluted)	$2.16	$1.54	$13.08	$4.86
Adjusted EBITDA ($ Millions)	$136.3	$112.4	$722.7	$422.6

Net income, Adjusted EBITDA and earnings per share in Q4 and full year 2020 were higher than the prior year levels due mainly to higher all-in fuel contribution and increased merchandise margins, partially offset by higher selling, general and administrative expenses ("SG&A") in the current year. The increase in SG&A was primarily due to a charitable donation of $10.0 million in Q3 2020 and higher employee-related costs. Additionally, in the year 2019, a loss on early debt extinguishment of $14.8 million (pretax) was recorded.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2020	2019	2020	2019
Total retail fuel contribution ($ Millions)	$155.5	$159.5	$895.0	$605.8
Total PS&W contribution ($ Millions)	13.0	17.5	(8.5)	64.0
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	32.3	6.1	95.6	34.8
Total fuel contribution ($ Millions)	$200.8	$183.1	$982.1	$704.6
Retail fuel volume - chain (Million gal)	1,012.7	1,071.9	3,900.9	4,374.5
Retail fuel volume - per site (K gal APSM)[1]	227.4	241.7	219.5	248.3
Retail fuel volume - per site (K gal SSS)[2]	223.6	237.5	216.2	243.8
Total fuel contribution (including retail, PS&W and RINs) (cpg)	19.8	17.1	25.2	16.1
Retail fuel margin (cpg)	15.4	14.9	22.9	13.8
PS&W including RINs contribution (cpg)	4.4	2.2	2.3	2.3
1Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
22019 amounts not revised for 2020 raze-and-rebuild activity

Total fuel contribution increased $17.7 million in Q4 2020, due primarily to higher contribution from PS&W including RINs and improved retail margins. For the full year 2020, total fuel contribution increased $277.5 million compared to the prior year, due primarily to robust retail margins, partially offset by lower PS&W margins including RINs and lower retail fuel volumes. Reflecting the impact of the pandemic on demand in 2020, fuel volumes on a SSS basis decreased 6.7% to 223,642 gallons in Q4 and 12.3% to 216,158 gallons for the full year.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2020	2019	2020	2019
Total merchandise contribution ($ Millions)	$115.4	$105.2	$459.4	$419.4
Total merchandise sales ($ Millions)	$743.7	$674.0	$2,955.1	$2,620.1
Total merchandise sales ($K SSS)[1,2]	$166.9	$151.1	$166.1	$148.3
Merchandise unit margin (%)	15.5%	15.6%	15.6%	16.0%
Tobacco contribution ($K SSS)[1,2]	$16.9	$14.9	$16.5	$14.6
Non-tobacco contribution ($K SSS)[1,2]	$9.7	$9.1	$10.0	$9.6
Total merchandise contribution ($K SSS)[1,2]	$26.6	$24.0	$26.5	$24.2
[1]2019 amounts not revised for 2020 raze-and-rebuild activity
[2]Includes site-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points
Total merchandise contribution for Q4 2020 and for the full year period increased 9.7% and 9.5%, respectively, primarily due to higher sales of tobacco and lottery across the chain as well as strong new store performance. Merchandise unit margins were down due to increased sales of lower margin tobacco products. Tobacco contribution and non-tobacco contribution improved for the quarter and full year 2020, attributable to higher unit volumes, primarily from tobacco and lottery.

Other areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2020	2019	2020	2019
Total station and other operating expense ($ Millions)	$139.3	$137.5	$549.1	$559.3
Station OPEX excluding credit card fees and rent ($K APSM)	$21.3	$19.9	$21.1	$20.6
Total SG&A cost ($ Millions)	$41.1	$38.9	$171.1	$144.6
Total station and other operating expenses increased $1.8 million for the current-year quarter, compared to the prior year period. As noted in our 2020 guidance, we have removed rent from station OPEX on an APSM basis for both periods presented. For Q4 2020, on an APSM basis, station operating expenses excluding credit card fees and rent increased 7.1%, while for the year they increased 2.5%. Without COVID-related operating expenses of $1.1 million in Q4 2020, station OPEX on an APSM basis would have increased 5.8% quarter-over-quarter. For the year 2020 COVID-related operating expenses were $4.2 million and without these costs OPEX on an APSM basis would have increased 1.4% year-over-year. SG&A was higher in the fourth quarter 2020 due primarily to employee wages and benefits and professional services. For the full year 2020, the increase in SG&A was due primarily to employee wages and benefits and a $10 million charitable contribution made in the third quarter.

Station Openings
Murphy USA opened 15 new retail locations in Q4 2020 and reopened 20 raze-and-rebuild locations, bringing the year end store count to 1,503, consisting of 1,151 Murphy USA sites and 352 Murphy Express sites. For the year, 24 new stores were opened, 10 stores were sold or closed, and 33 raze-and-rebuilds were completed.

Financial Resources

	As of December 31,
Key Financial Metrics	2020	2019
Cash and cash equivalents ($ Millions)	$163.6	$280.3
Long-term debt ($ Millions)	$951.2	$999.3

Cash balances on December 31, 2020 totaled $163.6 million. Long-term debt consisted of approximately $297 million in carrying value of 5.625% senior notes due in 2027, $493 million in carrying value of 4.75% senior notes due in 2029 and $163 million of term debt not including the $50 million of current maturities as of December 31, 2020. As of December 31, 2020 the ABL was undrawn and had $215 million borrowing capacity available.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2020	2019	2020	2019
Average shares outstanding (diluted) (in thousands)	28,277	30,869	29,526	31,858

At December 31, 2020, the Company had common shares outstanding of 27,248,613. During Q4 2020, approximately 1.3 million common shares were repurchased for $169.1 million, or an average price of $128.17 per share. During the year 2020, the Company purchased 3.3 million common shares for $399.6 million, or an average price of $119.70 per share. The repurchase plan authorized by the Board of Directors and announced in July 2019 was completed in November 2020, and a new authorization of $500 million announced October 28, 2020 is now in effect, and at December 31, 2020, $375 million was remaining available for purchase through December 2023.
The Company paid its initial quarterly dividend of $0.25 per share, or $1.00 per share on an annualized basis, on December 1, 2020, for a total cash payment of approximately $7.0 million.
QuickChek Acquisition
On January 29, 2021, the Company completed its acquisition of QuickChek which was announced on December 14, 2020, for all-cash consideration of $645 million before adjustments for working capital and other items. In conjunction with the closing of the acquisition, the Company entered into a new credit agreement that provides for a new cash flow revolving facility with commitments of $350 million to replace the old ABL facility and a new term loan in a principal amount of $400 million to replace the old term loan that was paid off. Additional borrowing capacity under the revolving facility may be extended at our request and with the consent of the participating lenders. The Company also issued a new series of 3.750% senior unsecured notes due 2031 in an aggregate principal amount of $500 million. As a result of the above transactions, the existing ABL facility and term loan with $200 million remaining outstanding was repaid and retired.

2020 Guidance Range, 2020 Actual Results, and 2021 Guidance Range

	2020 Updated Guidance Range	2020 Actual Results	2021 Guidance Range
Organic Growth
New Stores	25 to 27	24	up to 55
Raze-and-Rebuilds	28 to 30	33	up to 25
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	217.5 to 222.5	220	245 to 255
Store Profitability
Merchandise contribution ($ Millions)	$455 to $460	$459	$680 to $700
Retail station OPEX excluding credit cards (APSM % YOY change)	Up 1-3%	3%	N/A
Retail station OPEX excluding credit cards ($K, APSM)	N/A	N/A	$27 to $28
Corporate Costs
SG&A ($ Millions per year)	$150 to $155	$171	$190 to $200
Effective Tax Rate	24% to 26%	24%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$250 to $275	$227	$325 to $375

Management's annual guidance for 2021 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. This guidance also includes planned QuickChek results for the 11 months of 2021 that will be consolidated into the Murphy USA results. Key 2021 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and raze-and-rebuild sites reflect continuation of a disciplined capital approach to the highest return opportunities and may be split between the Murphy USA, Murphy Express, or QuickChek brands
Fuel Contribution:
•Per store fuel volumes are expected to recover slightly from 2020 levels that were impacted by COVID-19 and the accretive impact of QuickChek fuel sites
Store Profitability:
•Merchandise contribution represents a range of outcomes based on management's expectations around higher merchandise sales and the enhanced QuickChek brand capabilities along with positive incremental impact from the Coremark contract renewal
•Store operating expenses per site, before credit card fees and rent, will be reflected as an APSM dollars metric to better reflect the ongoing shift in format mix and higher costs for the larger format QuickChek stores with a greater food and beverage offering
Corporate Costs:
•SG&A costs reflect continued investments in IT related productivity enhancements and other corporate initiatives to help drive profitability, reduce costs where able, and improve the company's long-term competitive position, subject to timing and allocation of resources

•The effective tax rate in 2021 is expected to be in a range of 24% to 26%
Capital Allocation:
•Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, and continued implementation of various corporate infrastructure projects
•Capital expenditures do not reflect any acquisitions we may make pursuant to our updated capital allocation strategy announced on October 28, 2020

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 18.0 cpg, management would expect the business to generate net income of $200 million and Adjusted EBITDA of about $550 million using the midpoint of the provided guided ranges above.
* * * * *
Earnings Call Information
The Company will host a conference call on February 4, 2021 at 10:00 a.m. Central time to discuss fourth quarter 2020 results. The conference call number is 1 (833) 968-2218 and the passcode number is 6049229. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the Company's ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic such as COVID-19, including the impact on the Company's fuel volumes if the gradual recoveries experienced throughout 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and the government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent Annual Report on our Form 10-K and Quarterly Reports on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited, except for twelve months in 2019)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars except per share amounts)	2020	2019	2020	2019
Operating Revenues
Petroleum product sales (a)	$2,083.5	$2,778.8	$8,208.6	$11,373.8
Merchandise sales	743.7	674.0	2,955.1	2,620.1
Other operating revenues	33.7	7.4	100.6	40.7
Total operating revenues	2,860.9	3,460.2	11,264.3	14,034.6

Operating Expenses
Petroleum product cost of goods sold (a)	1,915.9	2,602.6	7,325.7	10,707.4
Merchandise cost of goods sold	628.3	568.8	2,495.7	2,200.7
Station and other operating expenses	139.3	137.5	549.1	559.3
Depreciation and amortization	41.5	38.4	161.0	152.2
Selling, general and administrative	41.1	38.9	171.1	144.6
Accretion of asset retirement obligations	0.6	0.5	2.3	2.1
Acquisition related costs	1.7	—	1.7	—
Total operating expenses	2,768.4	3,386.7	10,706.6	13,766.3

Net settlement proceeds	—	—	—	0.1
Gain (loss) on sale of assets	(0.1)	—	1.3	0.1
Income from operations	92.4	73.5	559.0	268.5

Other income (expense)
Interest income	—	0.8	1.0	3.2
Interest expense	(12.5)	(12.8)	(51.2)	(54.9)
Loss on debt extinguishment	—	—	—	(14.8)
Other nonoperating income (expense)	0.8	0.4	0.3	0.4
Total other income (expense)	(11.7)	(11.6)	(49.9)	(66.1)
Income before income taxes	80.7	61.9	509.1	202.4
Income tax expense (benefit)	19.7	14.3	123.0	47.6
Net Income	$61.0	$47.6	$386.1	$154.8

Basic and Diluted Earnings Per Common Share
Basic	$2.19	$1.56	$13.25	$4.90
Diluted	$2.16	$1.54	$13.08	$4.86
Weighted-average shares outstanding (in thousands):
Basic	27,898	30,504	29,132	31,594
Diluted	28,277	30,869	29,526	31,858
Supplemental information:
(a) Includes excise taxes of:	$459.3	$480.8	$1,760.0	$1,933.3

Murphy USA Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited, except for twelve months in 2019)

(Millions of dollars)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$61.0	$47.6	$386.1	$154.8

Other comprehensive income (loss), net of tax
Interest rate swap:
Initial fair value	—	(0.1)	—	(0.1)
Realized gain (loss)	(0.4)	0.2	(0.9)	0.2
Unrealized gain (loss)	0.3	1.0	(3.4)	1.0
Reclassified to interest expense	0.4	(0.2)	0.9	(0.2)
	0.3	0.9	(3.4)	0.9
Deferred income tax (benefit) expense	0.1	0.2	(0.8)	0.2
Other comprehensive income (loss)	0.2	0.7	(2.6)	0.7
Comprehensive income (loss)	$61.2	$48.3	$383.5	$155.5

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per store month (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2020	2019	2020	2019

Operating Revenues
Petroleum product sales	$2,083.5	$2,778.8	$8,208.6	$11,373.8
Merchandise sales	743.7	674.0	2,955.1	2,620.1
Other operating revenues	33.4	7.2	100.3	40.4
Total operating revenues	2,860.6	3,460.0	11,264.0	14,034.3

Operating expenses
Petroleum products cost of goods sold	1,915.9	2,602.6	7,325.7	10,707.4
Merchandise cost of goods sold	628.3	568.8	2,495.7	2,200.7
Station and other operating expenses	139.3	137.5	549.0	559.3
Depreciation and amortization	37.7	34.9	146.3	138.9
Selling, general and administrative	41.1	38.9	171.1	144.6
Accretion of asset retirement obligations	0.6	0.5	2.3	2.1
Total operating expenses	2,762.9	3,383.2	10,690.1	13,753.0

Gain (loss) on sale of assets	—	—	1.3	0.1
Income from operations	97.7	76.8	575.2	281.4

Other income
Interest expense	—	—	(0.1)	(0.1)
Other nonoperating income	—	—	—	—
Total other income (expense)	—	—	(0.1)	(0.1)

Income from continuing operations
before income taxes	97.7	76.8	575.1	281.3
Income tax expense (benefit)	17.7	16.5	132.9	66.3
Income from continuing operations	$80.0	$60.3	$442.2	$215.0

Total tobacco sales revenue same store sales[1,2]	$122.9	$111.0	$120.6	$107.3
Total non-tobacco sales revenue same store sales[1,2]	44.0	40.1	45.5	41.0
Total merchandise sales revenue same store sales[1,2]	$166.9	$151.1	$166.1	$148.3
[1]2019 amounts not revised for 2020 raze-and-rebuild activity
[2]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
Store count at end of period	1,503	1,489	1,503	1,489
Total store months during the period	4,435	4,435	17,770	17,621

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2020		December 31, 2020
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	(6.7)%	(5.9)%	(12.3)%	(11.6)%

Merchandise sales	9.8%	9.9%	11.7%	11.8%
Tobacco sales	10.7%	10.5%	12.8%	12.4%
Non tobacco sales	7.4%	9.6%	8.7%	10.8%

Merchandise margin	10.7%	9.3%	9.6%	8.6%
Tobacco margin	14.2%	13.0%	14.9%	13.0%
Non tobacco margin	5.2%	8.3%	2.0%	4.2%
[1]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2019 for the sites being compared in the 2020 versus 2019 comparison). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$163.6	$280.3
Accounts receivable—trade, less allowance for doubtful accounts of $0.1 in 2020 and $1.2 in 2019	168.8	172.9
Inventories, at lower of cost or market	279.1	227.6
Prepaid expenses and other current assets	13.7	30.0
Total current assets	625.2	710.8
Property, plant and equipment, at cost less accumulated
and amortization of $1,191.4 in 2020 and $1,079.2 in 2019	1,867.6	1,807.3
Other assets	192.9	169.1
Total assets	$2,685.7	$2,687.2
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$51.2	$38.8
Trade accounts payable and accrued liabilities	471.1	466.2
Income taxes payable	8.8	—
Total current liabilities	531.1	505.0

Long-term debt, including capitalized lease obligations	951.2	999.3
Deferred income taxes	218.4	216.7
Asset retirement obligations	35.1	32.8
Deferred credits and other liabilities	165.8	130.4
Total liabilities	1,901.6	1,884.2
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at December 31, 2020 and 2019, respectively)	0.5	0.5
Treasury stock (19,518,551 and 16,307,048 shares held at
December 31, 2020 and December 31, 2019, respectively)	(1,490.9)	(1,099.8)
Additional paid in capital (APIC)	533.3	538.7
Retained earnings	1,743.1	1,362.9
Accumulated other comprehensive income (AOCI)	(1.9)	0.7
Total stockholders' equity	784.1	803.0
Total liabilities and stockholders' equity	$2,685.7	$2,687.2

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2020	2019	2020	2019
Operating Activities
Net income	$61.0	$47.6	$386.1	$154.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	41.5	38.4	161.0	152.2
Deferred and noncurrent income tax charges (benefits)	0.8	16.8	2.5	23.7
Accretion of asset retirement obligations	0.6	0.5	2.3	2.1
Pretax (gains) losses from sale of assets	0.1	—	(1.3)	(0.1)
Net (increase) decrease in noncash operating working capital	(10.9)	(45.0)	(13.1)	(48.7)
Loss on early debt extinguishment	—	—	—	14.8
Other operating activities - net	2.8	3.4	26.2	14.5
Net cash provided by operating activities	95.9	61.7	563.7	313.3
Investing Activities
Property additions	(61.3)	(51.1)	(230.7)	(204.8)
Proceeds from sale of assets	0.4	0.1	8.1	2.5
Other investing activities - net	(0.1)	(0.1)	(1.7)	(0.8)
Net cash required by investing activities	(61.0)	(51.1)	(224.3)	(203.1)
Financing Activities
Purchases of treasury stock	(169.1)	(26.7)	(399.6)	(165.8)
Dividends paid	(6.9)	—	(6.9)	—
Borrowings of debt	—	50.1	—	743.8
Repayments of debt	(12.8)	(0.3)	(38.9)	(573.4)
Debt issuance costs	—	(1.0)	—	(4.1)
Early debt extinguishment costs	—	—	—	(10.4)
Amounts related to share-based compensation	—	(0.1)	(10.7)	(4.5)
Net cash provided (required) by financing activities	(188.8)	22.0	(456.1)	(14.4)
Net increase (decrease) in cash and cash equivalents	(153.9)	32.6	(116.7)	95.8
Cash and cash equivalents at beginning of period	317.5	247.7	280.3	184.5
Cash and cash equivalents at end of period	$163.6	$280.3	$163.6	$280.3

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019. EBITDA means net income (loss) plus net interest expense, plus income tax expense, plus depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain ) loss on sale of assets, loss on early debt extinguishment, transaction costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2020	2019	2020	2019

Net income	$61.0	$47.6	$386.1	$154.8

Income tax expense (benefit)	19.7	14.3	123.0	47.6
Interest expense, net of interest income	12.5	12.0	50.2	51.7
Depreciation and amortization	41.5	38.4	161.0	152.2
EBITDA	$134.7	$112.3	$720.3	$406.3

Net settlement proceeds	—	—	—	(0.1)
Accretion of asset retirement obligations	0.6	0.5	2.3	2.1
(Gain) loss on sale of assets	0.1	—	(1.3)	(0.1)
Loss on early debt extinguishment	—	—	—	14.8
Acquisition related costs	1.7	—	1.7	—
Other nonoperating (income) expense	(0.8)	(0.4)	(0.3)	(0.4)
Adjusted EBITDA	$136.3	$112.4	$722.7	$422.6

2021 Full Year Guidance - GAAP to non-GAAP Reconciliation

An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full year 2021 is as follows:

(Millions of dollars)	Calendar Year 2021
Net Income	$200

Income taxes	$65
Interest expense, net of interest income	$73
Depreciation and amortization	$211
Other operating and nonoperating, net	$1

Adjusted EBITDA	$550

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made.
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 18.0 cpg, management would expect the business to generate net income of $200 million and Adjusted EBITDA of about $550 million using the midpoint of the provided guided ranges in this release.